Exhibit 10.5
SPYGLASS PHARMA, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
SpyGlass Pharma, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees or officers of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2026 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.
Effective Date. This Policy will be effective as of the date the Board or committee thereof approves the initial public offering price for the offering and the underwriting agreement in respect thereof is signed by the Company and the underwriters (such date, the “Effective Date”) and shall apply to Outside Directors who serve on the Board on and immediately following the Effective Date. As of the Effective Date, this Policy will supersede all agreements or arrangements currently in place with Outside Directors related to cash and equity compensation.
1.    Cash Compensation.
1.1    Board Member Annual Cash Retainer. Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
1.2    Additional Annual Cash Retainers. Each Outside Director who serves as the Chair of the Board, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows:

Non-Executive Chair of the Board:	$30,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee Member:	$7,500
Nominating and Corporate Governance Committee Chair:	$10,000
Nominating and Corporate Governance Committee Member:	$5,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Non-Executive Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.
1.3    Payment Timing and Proration. Each annual cash retainer (an “Annual Cash Retainer”) under this Policy will be paid in advance on a quarterly, prorated basis to each Outside Director who is expected to serve in the relevant capacity during the upcoming fiscal quarter of the Company (“Fiscal Quarter”). Each such payment will be made prior to or around the start of the relevant Fiscal Quarter, except as otherwise provided. For clarity, an Outside Director who begins serving as an Outside Director or as a member of an applicable committee (or chair thereof) in each case other than on the first calendar day of a Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s) upon or around the date of commencement of such services, calculated based on the number of days during such Fiscal Quarter that such Outside Director is expected to serve in the relevant capacities. Notwithstanding anything to the contrary, an Outside Director who is expected to serve as an Outside Director or as a member of an applicable committee (or chair thereof) from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), as applicable, will receive a full, regular payment of the quarterly installment of the applicable Annual Cash Retainer(s), without any proration for the number of days during the applicable Fiscal Quarter that such Outside Director is expected to serve in the relevant capacities, with such payment made prior to or around the start of the Initial Period.
2.    Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (as such terms are defined in the Plan), including discretionary Awards not covered under this Policy, subject to Section 3 hereof. All grants of Awards to Outside Directors pursuant to Sections 2.2, 2.3 and 2.4 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
2.1    No Discretion. No person will have any discretion to select which Outside Directors will be granted IPO Awards, Annual Awards or Initial Awards (as such terms are defined below) under this Policy or to determine the number of Shares to be covered by such Awards.
2.2    IPO Awards. Each Outside Director who is a member of the Board on the Effective Date shall receive an Award of stock options (an “IPO Award”) on the Effective Date, without further action by the Board. Each Outside Director who serves as a member of the Board prior to and through the Effective Date and who holds one or more outstanding Company equity awards that were granted prior to the Effective Date shall receive an IPO Award covering the same number of Shares and subject to the same vesting schedule and additional terms as the Annual Award (as defined below). Each Outside Director (a) who serves as a member of the Board prior to and through the Effective Date and who does not hold any outstanding Company equity awards that were granted prior to the Effective Date or (b) who begins service as a member of the Board starting on the Effective Date shall, in either case, receive an IPO Award covering the same number of Shares and subject to the same vesting schedule and additional terms as the Initial Award (as defined below). Each IPO Award will have an exercise price per share equal to the initial public offering price at which the Company’s common stock is priced for the initial public offering of the Company’s common stock on the Effective Date.
2.3    Initial Awards. Each individual who first becomes an Outside Director following the Effective Date automatically will be granted an Award of stock options (an “Initial Award”) covering 27,400 Shares. The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director (such first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.
If an individual was an Employee-Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest in equal monthly installments over a three-year period following the Initial Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
2.4    Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Outside Director automatically will be granted an Award of stock options (the “Annual Award”) covering 13,700 Shares; provided that the first Annual Award granted to an individual who first becomes an Outside Director following the Effective Date will cover the number of Shares equal to the product of (A) 13,700 and (B) a fraction, (i) the numerator of which is the number of fully completed days between the applicable Initial Start Date and the date of the first Annual Meeting to occur after such individual first becomes an Outside Director, and (ii) the denominator or which is 365; and provided further that any resulting fraction shall be rounded down to the nearest whole Share and in no event shall (B) exceed 1.
The Annual Award will be scheduled to vest in full upon the first anniversary of the date of grant or, if earlier, the day immediately before the date of the next Annual Meeting that occurs after the Annual Award’s grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
2.5    Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows.
2.5.1    Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee, as applicable, for use thereunder. Any Initial Award or Annual Award that is a stock option shall be a Nonstatutory Stock Option (as defined in the Plan) and have (i) an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) on the date of grant, (ii) a term of ten years from the date of grant (subject to earlier termination as provided in the Plan), and (iii) a post-termination exercise period for vested options upon the Outside Director’s termination as a Service Provider (as defined in the Plan) of no shorter than twelve (12) months from the date of termination (subject to earlier termination as provided in the Plan or as a result of the ten year maximum term of the option).
2.5.2    The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards and Annual Awards granted pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.
2.5.3    Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to the Change in Control, including any Initial Award and Annual Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.
3.     Annual Compensation Limit. Notwithstanding the foregoing compensation set forth in this Policy, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Outside Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 16(b) of the Plan, as applicable, from time to time. Any cash or equity compensation granted in excess of such limits shall be null and void. For ease of reference, the limits set forth in Section 16(b) of the Plan as of the Effective Date are set forth below (with capitalized terms having the definitions set forth in the Plan); such limits are subject to update pursuant to the terms of the Plan and any such limit that is updated in the Plan shall automatically apply to compensation under this Policy even if this Policy is not amended to reflect such updated limit.
“Beginning with the first Fiscal Year that commences following the Registration Date, no Outside Director may be paid, issued or granted, in any Fiscal Year, cash retainer fees and equity awards for such individual’s service as an Outside Director (including any Awards issued under this Plan) with an aggregate value greater than $750,000, increased to $1,000,000 for the Fiscal Year in which such Outside Director is first appointed or elected to the Board (in each case with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 16(b).”
4.    Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
5.    Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.
6.    Stockholder Approval. The initial adoption of this Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 7.
7.    Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason without stockholder approval. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.
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